Exhibit 10.43

MANAGEMENT AND SERVICES AGREEMENT

MANAGEMENT AND SERVICES AGREEMENT dated as of February 28, 2014 between Integral Technologies, Inc. ("Integral"), at 805 W. Orchard Dr., Suite 7 Seattle, WA 98225 USA and Integral Technologies Asia (“Integral Asia”) at 14th Fl. Mihae bldg., 590, Gangnam-daero, Gangnam-gu, Seoul 135-110 Korea (the "Agreement").

WITNESSETH:

WHEREAS, Integral Asia is a wholly owned subsidiary of Integral, and Integral is involved, through its subsidiaries and licensees, in the business of developing intellectual property for its line of conductive plastics, marketed as ElectriPlast, and managing the global R&D, manufacture, operations and the marketing, distribution and sales of ElectriPlast;

WHEREAS, in connection with establishing operations in Korea, the parties have agreed hereby to enter into this Agreement which, when executed by the parties, will govern the terms and conditions of Integral Asia’s services to Integral (the “Services”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

1.	MANAGEMENT AND SERVICES TO BE PROVIDED

1.1. Performance of Integral Asia Services.

a. Subject to the terms and conditions set forth herein and on Schedule I hereto, as may be amended from time to time ("Schedule I"), Integral Asia shall provide Integral with the services set forth in Schedule I. This Agreement, including Schedule I, may be amended only by the prior written consent of the parties.

b. Except as specifically provided in Schedule I, Integral Asia shall provide each of the services listed in Schedule I for a term commencing on the date hereof and continuing as long as Integral remains a shareholder of Integral, unless earlier terminated by the parties in accordance with Section 2.1 hereof the term ("Term"). Integral Asia shall provide the services to Integral and/or its subsidiaries promptly with that degree of skill, attention and care that Integral Asia exercises and has heretofore exercised with respect to furnishing comparable services to itself.

c. Representatives of Integral and Integral Asia shall meet, at least once a year, to review the performance of the Integral Asia’s services.

1.2. Fees and Payment for Services.

a. Annual fees for the Services shall be US $270,000 plus allowed expenses submitted to Integral on a monthly basis as set forth on Schedule I or as otherwise agreed upon by the parties.

b. Integral shall, on a monthly basis, automatically without invoice, send via international wire 1/12 of the fees identified in Section 1.2.a to a bank account provided by Integral Asia. Integral Asia shall, on a monthly basis, submit to Integral its expenses in USD (the "Services Expense") showing applicable expenses, plus detailed itemized costs in connection with each category of services. Additional itemization and further explanation and substantiation of expenses shall be supplied to Integral upon request. Payment by Integral in respect of any such expense shall be made within 14 days after the date of Integral's receipt of the Services Expense.

ARTICLE II

MISCELLANEOUS

2.1. Termination.

a. Either party may terminate this Agreement upon written notice to the other party with at least 30 days notice if employment agreements between Integral and the CEO and President of Integral Asia are not renewed or are terminated.

b. Either party may terminate this Agreement upon written notice in the event of a material breach by the other party of the terms of this Agreement and such breach is not cured within thirty (30) days of notice thereof.

c. Either party may terminate this Agreement, in its sole and absolute discretion, upon 90 days written notice to the other party in the event that Integral and its subsidiaries hold less than 25% of the voting stock of Integral Asia.

d. This Agreement may be terminated by the mutual consent of the parties hereto.

2.2. Certain Agreements to Survive Termination of Agreement. The obligations of the parties under Sections 2.3 hereof shall survive any termination of this Agreement as shall Integral's payment obligation with respect to Services rendered prior to the termination date. All other obligations hereunder shall terminate as of the date of termination of this Agreement in accordance with Section 2.1.

2.3. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Republic of Korea, Seoul District Court, without regard to its conflict of laws rules.

2.4. No Authority to Bind Integral. Integral Asia is not authorized to bind Integral in any way without the prior written authorization of Integral.

2.5. Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (a) if personally delivered, when so delivered, (b) if mailed, five business days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below, (c) if given by fax, once such notice or other communication is transmitted to the fax number specified below and the appropriate answer back or telephonic confirmation is received, provided that such notice or other communication is promptly thereafter mailed in accordance with the provisions of clause (b) above or (d) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being so sent:

 if to Integral, to:

Integral Technologies, Inc.
Attention: Doug Bathauer
CEO
805 W. Orchard Dr., Suite7
Seattle, WA 98225
USA
Telephone:	+1.360.752.1982
Fax:	+1.360.752.1983

 if to Integral Asia, to:

Integral Asia, Inc.
Attn: Hyung Jin Song
CEO
14th Fl. Mihae bldg.,
590, Gangnam-daero, Gangnam-gu,
Seoul 135-110 Korea
Telephone:	+822.3444.7307
Fax:	+822.3444.7312

Any party hereto may give any notice, request, demand, claim or other communication hereunder using any other means (including ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any party hereto may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties to this Agreement have caused it to be duly executed by their respective authorized representatives on the day and year first above written.

INTEGRAL TECHNOLOGIES, INC.	INTEGRAL TECHNOLOGIES ASIA

By:_/Doug Bathauer/	By:/Hyung Jin Song/
Name: Doug Bathauer	Name: Hyung Jin Song
Title: CEO	Title: CEO

SCHEDULE I

SERVICES

NATURE	DESCRIPTION OF SERVICES

General and Strategic Management	•	Business development for ElectriPlast in Asia;
	•	Facilitate, guide and support marketing and advertising strategies;
	•	Corporate and product communication and press releases
	•	Manage relationships with certain licensees in the region.

Finance, treasury and accounting	•	Participation in group consolidation reporting/budget process/accounting;
	•	Participate in capital raising efforts.

Legal	•	Intellectual property sourcing;
	•	Negotiation of certain licensing contracts throughout the region.